Fulfillment and CUSTOMER SUPPORT Services AGREEMENT

OVERVIEW

Good for You (GFY) is a wholly owned subsidiary of Buy DMI, Inc.; a well-established, full-service brand development, brand management, marketing and fulfillment company. E-Commerce and online shoppers purchase goods online based on their emotions and online reviews; so, it’s critical to optimize your fulfillment process to satisfy that end user – your customer. Buy DMI, Inc. will enhance your e-commerce fulfillment with our best in class operations. We understand the processes and sales cycles associated with the industry.

For packaging and shipping products, our fulfillment team is fully trained and committed to excellence in every facet of the package delivery process. Depending on your specific requests, we can utilize customized boxes or packaging tape with your company’s logo. We apply cutting edge seamless e-commerce fulfillment technology for instant order processing and inventory management. Both our warehouse inventory management system, and our order processing technology, is continuously synchronized and updated, allowing your inventory data to be precise and accurate. Our proprietary integrated shipping software provides benefits such as real-time package tracking and various delivery options; allowing the option to select a delivery option that is either the most expeditious or the most cost effective. Such benefits result in increased sales of your product. Increased sales translate into escalated gross revenue for your company. A summary of the benefits gained through drawing upon our fulfillment, customer service, and customer support services are outlined below:

1) Increased Positive Customer Feedback

2)       Reduced Chargeback Claims

3)       Reduced Return Rates

4)       Reduced Refund Rates

5)       Handling Reverse Logistics

6)       Enhanced Product Authenticity

7)       Reduced Late Shipment Rates

8)       Reduced Pre-Fulfillment Cancellation Rates

9)       On Time Delivery (Current 2018 rate for on-time delivery is over 99%)

10)       Response Times - Under 24 hours

11)       Same Day Validated Tracking

Our passion for what we do is tangible; evident more so in what we deliver than any claims we make. Our aspirations drive our motivation to ensure all customers receive exemplary service, expertise, and the best support in the business.

GFY can both deliver your shipment to its destination, and we can handle a customer return. Reverse logistics management is important for you AND your customer. Our expedited process helps your customers safely process their returns. We ensure YOUR customer has a positive experience that leaves them feeling content, regardless of the transaction being a return.

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Increased revenue for HEMPd will occur through what we reasonably foresee as:

1.	An increase in the number of customers
2.	An increase in the average transaction amount
3.	An increase in the frequency of transactions per customer
4.	A reduction in general operating costs.

One cause for a reduction in your overhead is realized through the ability to take advantage of our reduced, contracted shipping rates. Given our high volume of shipments, combined with our knowledge of the package delivery industry, we’ve negotiated highly favorable rates with UPS. Assimilating GFY into your business means those reduced shipping rates are passed on to your business. To further clarify our large volume shipping capabilities, we successfully handle the packaging and shipping of approximately 60,000 plus packages monthly.

OBJECTIVE

Package Delivery Solutions that Help You Do More, Get More, and Spend Less.

We provide measured results with our improved logistics process. We will reduce your shipping costs, minimize order errors, and lower warehousing expenditures. Outsourcing fulfillment and customer support to Buy DMI, Inc. means the elimination of numerous time consuming and labor-intensive concerns. Including, but not limited to, do you need to increase your payroll to account for the additional fulfillment staff? Are your staff members trained in handling order processing? Are they trained in customer service? Do they know how to operate the machinery and programs involved in large volume shipping? Are they certified to operate a forklift? Do I need to rent additional space to store my products? How much capital do I need to allocate towards packaging materials? How is this going to impact my various insurance rates? What’s my tax exposure and what deductions are available? How am I going to handle the tax ramifications? All the above concerns, and more – gone. You can offer more competitive pricing while benefitting from our wide range of professional services.

CONCLUSION

Buy DMI, Inc. would welcome working with Rocky Mountain Hemp Company, a Colorado Corporation, hereafter referred to as “RMHC” in selling its product, HEMPd, in the capacity of a full-service, fulfillment solution. Outsourcing your customer support and fulfillment obligations to a company specializing in the area is a smart delegation of your business obligations. You can’t rise above where your company currently is unless you delegate tasks that are currently fulfilling an overabundance of your time now; or delegate what could otherwise be handled by a company specializing in the area. Delegation to us avoids the risk of your company becoming overloaded, overburdened, and ineffective; inextricably intertwined in the minutiae of processing orders, providing customer service, packaging, and shipping on time. Collaborating with us for your customer support and fulfillment services means your attention can then be focused on more important goals; such as your company’s expansion, evolution, and gain over your competitors. We offer a blended, multi-faceted, account management fulfilment service allowing us to serve. We handle both bulk and small individual orders. To maintain your brand and help your business grow, all orders are shipped using “HEMPd” as the shipper and fulfiller.

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Our Fulfillment Services Include:

Lower Domestic and International Shipping Rates Automated Shipping Carrier Selection

Same Day Processing Times - Monday-Friday Automated Shipping and Delivery Notifications

Custom Reporting Available Daily Controlled Inventory

Custom Branded HEMPd Shipping Label Custom Branded HEMPd Packing Slips

Secure Storage in Ambient Temperature Warehouse Security Cameras 24/7.

Returns Management / Reverse Logistics E-Commerce Fulfillment

Clean Team Fulfillment Center Flexible, Scalable, Custom Tailored Outsourcing Fulfillment Plans

A few Additional benefits of our fulfillment software:

  Easily create new orders,
  Search and edit orders by a variety of variables,
  View inventory levels,
  Receive low inventory alerts, and manage industry triggers,
  Check return statuses,
  View invoices and inventory reports.

PROPOSAL:

Your company must grow to remain competitive, gain market share, and meet the demands of your customers. Fail to change with the times and prepare to fail. Delegating fulfillment and customer support to Buy DMI, Inc. allows your company to adapt to the ever-changing business environment. E-commerce is an ultra-competitive industry that presents numerous challenges associated with distribution systems, logistics, staff, marketing, and customer service.  Comprehensive order management and fulfillment technology is equally as important as reliable, secure storage. With the right fulfillment software solutions, you can maximize your selling opportunities and easily integrate with a wide range of e-commerce opportunities.

We have developed solutions to help your business stay ahead. We can take your order management process and automate many of the manual steps in your delivery process. Our solution easily integrates with yours and will enable HEMPd to fully realize the benefits. Most importantly, our solutions will ensure HEMPd can increase growth and realize improvements in your profitability, sales closure, customer satisfaction, and sales metrics.

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SERVICE:	COST:	SERVICE DESCRIPTION:
Integrations	$X-$X/month

This process will create an inventory and shipping management system customized for each individual company. The inventory and shipping management system collects all orders from customers made through your website(s), or any of our website(s). We assume responsibility for creating the necessary protocols for accurate order collection, inventory reporting, automated real time order tracking, shipped order reporting.

SERVICE:	COST:	SERVICE DESCRIPTION:
Inventory Storage	$XX per pallet/month

This is a monthly charge per pallet of stored goods. Inventory will be organized, labeled, binned, and stored on one of our industrial strength steel warehouse shelves. All inventory on every shelf is entered into our inventory management system.

SERVICE:	COST:	SERVICE DESCRIPTION:
Receiving	$XX per pallet

This is a flat charge per pallet of product received. Inventory will be organized, labeled, binned, and stored on one of our industrial strength steel warehouse shelves. All inventory on every shelf is entered into our inventory management system.

SERVICE:	COST:	SERVICE DESCRIPTION:
Pick Pack & Ship	$XX plus XX	Each order will have a flat charge of $XX plus XX cents for each additional unit. An order of three units would be $XX. Standard packaging included.
SERVICE:	COST:	SERVICE DESCRIPTION:
Order Fulfillment Shipping	Cost plus XX%

As mentioned, we have preferred rates with UPS. Our preferred and negotiated rates, plus X% added to our carrier fee, is the amount payable by (name of company). All shipment costs will be available at the time the time of shipment of the order.

SERVICE:	COST:	SERVICE DESCRIPTION:
Return Shipping	Cost plus XX%	All returns will require customer service support and an electronic return shipping label. This is a X% charge plus the cost of the return carrier fee.
SERVICE:	COST:	SERVICE DESCRIPTION:
Customer Service Monthly	$XX

We do not believe in phone trees or using customer service representatives that are anything less than 100% fluent in English. Using our company for fulfillment and customer support, means you gain access to our entire customer service department. Your customers will speak to a human being in 45 seconds or less. Our staff is well trained to sell, courteous, and provide every caller with an excellent experience. We assign your company a new phone number, or your email to our customer service team.

SERVICE:	COST:	SERVICE DESCRIPTION:
Hourly Rates	$XX/Man Hour	Container shipments are charged $X per man hour to unload & receive Any special request or custom services are billed $X per man per hour.

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Reservation of Rights to Content:

If any company utilizing fulfillment services provided by Buy DMI, Inc. wishes to utilize content created, altered, or enhanced by Buy DMI, Inc. a written request must be submitted via U.S. Mail to: Buy DMI, Inc. Attn: Vendor / Manufacturer Products Matters, Eliot Toscano, 9942 State Road 52, Hudson FL 34669. The request for approval must be submitted no later than 30 calendar days prior to the date upon which the intended use is contemplated. A request shall not be considered approved unless an express response is received from Buy DMI, Inc.

Defective Merchandise:

If merchandise sold under this agreement is determined to be defective and returned by the customer, all associated return costs such as packaging, shipping, and restocking, will be granted to HEMPd in the form of credit from Buy DMI, Inc. These credit issuances will be submitted in the form of a Flat, XLS, CSV, Text, or Word file; whenever Buy DMI, Inc. requests similar credits for their package delivery company.

Items Not in Compliance:

Buy DMI, Inc. is fully absolved from any responsibility, obligation, or duty, with respect to any item that does not comply with what Buy DMI, Inc. reasonably expected to receive. The company utilizing Buy DMI, Inc.’s services noted under this contractual agreement shall be solely responsible for all costs involved in removing any non – conforming goods from Buy DMI, Inc.’s facility.

Integration Clause:

This Agreement, along with any exhibits, appendices, addenda, schedules, and amendments hereto, encompasses the entire agreement of the parties, and supersedes all previous understandings and agreements between the parties, whether oral or written. The parties hereby acknowledge and represent, by affixing their signatures hereto, that said parties have not relied on any representation, assertion, guarantee, warranty, collateral contract or other assurance, except those set out in this Agreement, made by or on behalf of any other party or any other person or entity whatsoever, prior to the execution of this Agreement. The parties hereby waive all rights and remedies, at law or in equity, arising or which may arise as the result of a party’s reliance on such representation, assertion, guarantee, warranty, collateral contract or other assurance, provided that nothing herein contained shall be construed as a restriction or limitation of said party’s right to remedies associated with the gross negligence, willful misconduct or fraud of any person or party taking place prior to, or contemporaneously with, the execution of this Agreement.

No Alterations or Amendments:

No changes are permitted as any alteration or amendment unless such alteration or amendment is made in writing and signed by all necessary parties. If any portion of this agreement should be deemed invalid, the remaining provisions shall continue in full force and effect as if the invalid portion was never included.

Forum Selection Clause and Governing Law:

Jurisdiction regarding any disputes that arise under this agreement shall be heard in Pasco County, Florida. Florida Law applies to all provisions of this agreement. If Buy DMI, Inc. must incur legal fees and costs in order to enforce the terms of the agreement, they are entitled to be reimbursed entirely by the party against whom enforcement is sought.

Insurance Coverage:

Buy DMI, Inc. reserve the right to request copies of all insurance coverage policies and declaration sheets applicable to the goods relevant to this agreement. Buy DMI, Inc. does not have any title, interest, or ownership of RMHC goods in their possession. Buy DMI, Inc does have the responsibility, or obligation with respect to the safety and security of the items stored in their warehouse until the items are placed in transit. After one or more items leave Buy DMI, Inc.’s premises for shipment, Buy DMI, Inc. is responsible to investigate any problems occurring in shipment to customers and file any claims with the appropriate carriers and make sure that the end customer is satisfied. Thereafter, any party in a position to exercise care, custody, or control over the goods in question, or whoever is the intended recipient, is the financially responsible party. Buy DMI, Inc. agrees to follow packaging guidelines in the packaging of items to provide a delivery package as safe as is reasonably possible. These packaging guidelines include, but are not limited to, packaging each item with no less than 2” (two inches) of packaging material surrounding the item on all sides. Furthermore, under no circumstances will Buy DMI, Inc.be liable for any damaging or loss producing event, transaction, or occurrence, that another party could have purchased insurance coverage for, or should have purchased coverage for; regardless of whether the loss or damage was foreseeable or not. Buy DMI, Inc. has a strict quality control process that protects all sellers and both low and high value goods. All storage, packing, and shipping areas are video-tracked to prevent theft, packing errors, shipping damage, and even fraud prevention practice losses due to customer credit card fraud.

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Buy DMI, Inc. shall be solely responsible for taking out and maintaining in full force and effect at its expense (throughout the term of this Agreement) all insurance coverage, with financially safe and reputable insurers, the following insurance coverage and RMHC as the loss Payee (except for third-party liability insurance) for each of such insurance coverage:

Buy DMI, Inc. shall arrange insurance coverage, at its own expense, for the storage related risks (fire, theft, water, war, and robberies, etc.) for entire Goods for the full period from the arrival of the Goods at, to departure of the Goods from the Warehouse.

Buy DMI, Inc shall furnish RMHC with a copy of a certificate of insurance evidencing the aforesaid coverage.

Buy DMI, Inc shall comply with all relevant federal, state and local laws and regulations regarding the safeguarding and handling of Goods

Timeline and Payment

Integration, customer service staff training, and the initial setup process can take 10-20 business days to complete. Once complete, (HEMPd) will send their first shipment of product to: Buy DMI, Inc.9942 SR 52 Hudson FL 34669. An advanced retainer Payment of $XX per month will be due on the 15th of every month.

Reporting will be supplied to HEMPd in an excel format on or about the 10th of every month with the itemization of all shipments and all above listed services. The itemization of all services will determine whether there’s a credit or incremental charge against the advanced retainer for the month prior.

Non – Assignment:

Neither this Agreement, nor any of the rights, interests or obligations of the Parties under this Agreement, shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of Buy DMI, Inc. The rights shall not be mortgaged, liened, or otherwise encumbered. Notwithstanding the foregoing, Buy DMI, Inc. may assign its rights hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Buy DMI, Inc. the Parties.

Terms & Conditions

This agreement can be cancelled at any time with written notice sent via email to ian@buydmi.com and matt@buydmi.com If notice of cancellation is sent via e-mail, please include CANCELLATION NOTICE in the subject line of your email. Notice of cancellation can also be sent via regular mail to: Buy DMI, Inc.9942 State Road 52, Hudson, FL 34669. Buy DMI, Inc. reserves the right to cancel this agreement at any time, with 30 days written notice. We reserve the right to send notice of cancellation via e-mail or regular mail. Please provide one or more designated e-mail addresses and a confirmed mailing address in the spaces provided below:

michael@rockymountainhighbrands.com

john@rockymountainhighbrands.com

Please see our limitation and exclusion of liability with respect to your products included below.

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Limitation and Exclusion of Liability for Buy DMI, Inc.:

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, IN NO EVENT SHALL BUY DMI, INC.BE LIABLE FOR PERSONAL INJURY, OR ANY INCIDENTAL, SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, WHATSOEVER; INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS PROFITS, INTERFERENCE WITH A PROSPECTIVE ECONOMIC ADVANTAGE, TORTIOUS INTERFERENCE, CORRUPTION OF, OR LOSS OF DATA, FAILURE TO TRANSMIT OR RECEIVE ANY DATA OR INFORMATION, BUSINESS INTERRUPTION, OR ANY OTHER PHYSICAL, FINANCIA,OR COMMERCIAL DAMAGES OR LOSSES, ARISING OUT OF, OR RELATED TO, THE SALE OF YOUR PRODUCT TO CUSTOMERS. THIS LIMITATION AND EXCLUSION OF LIABILITY APPLIES IN FULL FORCE AND EFFECT REGARDING ANYTHING THAT MAY OCCUR WHEN ANY CUSTOMER, OR THIRD PARTY, REGARDLESS OF WHETHER THAT PERSON IS THE ORIGINAL CONSUMER / PURCHASER, AND REGARDLESS OF CAUSATION, THEORY OF LIABILITY (CONTRACT, TORT, OR OTHERWISE) AND EVEN IF BUY DMI, INC.HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. REGARDING JURISDICTIONS THAT DO NOT ALLOW FOR THE EXCLUSION OR LIMITATION OF LIABILITY FOR PERSONAL INJURY, OR FOR THE EXCLUSION OR LIMITATION FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES, THIS LIMITATION WILL NOT APPLY, BUT OTHERWISE REMAIN IN FULL FORCE AND EFFECT. UNDER NO CIRCUMSTANCES, AND IN NO EVENT SHALL BUY DMI, INC.’S TOTAL LIABILITY TO ANY INDIVIDUAL OR GROUP FOR ANY AND ALL DAMAGES EXCEED THE AMOUNT OF $50.00. THE FOREGOING EXCLUSIONS AND LIMITATIONS WILL APPLY EVEN IF THE ABOVE REMEDY FAILS IN ITS ESSENTIAL PURPOSE.

The parties recognize that Buy DMI, Inc. has an effective, fully operational, successful fulfillment business model that is well structured, resulting in a thriving, popular, online presence. Buy DMI, Inc. agrees to leverage their talents, competencies, skill sets, reputation, and to utilize good faith and fair dealing, in fulfilling the terms of this agreement.

Buy DMI, Inc.is under no obligation, express or implied, to make any such changes to any product description or appearance subject to this agreement. Despite the lack of any obligation, Buy DMI, Inc. retains the right to make any changes they wish. Changes may include, but would not be limited to, customized product name and description content, images, and keywords. Any and all such changes, of any kind, in any form, are the sole property of Buy DMI, Inc. and are at all times fully protected by copyright law, trademark law, and trade secret protection.

Agreed and Accepted:

Rocky Mountain Hemp Company

By: /s/ Michael R. Welch

Michael R. Welch

Chief Executive Officer

Date:

Buy DMI, Inc.

By: /s/ Matthew Sabia

Matthew Sabia

Chief Executive Officer

Date:

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